UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 10, 2009

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33662	26-1336998

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of Principal Executive Offices including Zip Code)
(512) 433-5200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On February 10, 2009, the Management Development and Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Forestar Group Inc. (the “Company”) approved a form of stock appreciation rights agreement to govern the terms of stock appreciation rights granted to senior executives and other employees under the Company’s 2007 Stock Incentive Plan (the “Plan”). Stock appreciation rights, or SARs, permit the grantee to receive the appreciation in the value of the Company’s common stock directly from the Company in cash or shares of Company common stock. The Compensation Committee determines the number of shares covered by the SARs, the exercise price of the SARs, the vesting schedule for the SARs, and whether the SARs will be settled in cash or stock. Upon exercise of the vested SARs, the grantee will receive, as determined by the Compensation Committee, either (1) cash in an amount equal to the difference between the fair market value of the Company’s common stock at the date of exercise and the exercise price of the SARs, multiplied by the number of shares with respect to which the SARs are exercised, or (2) a number of shares of Company common stock equal to such cash amount divided by the fair market value of Company common stock on the date of exercise. The exercise price for each SAR granted will not be less than the fair market value of a share of Company common stock on the date of grant. If the grantee’s employment with the Company is terminated for any reason prior to the first anniversary of the grant date of the SARs, such SARs will automatically terminate unless such SARs termination is waived by the Company. The term of the SARs will not exceed ten years. In the event of a change in control (as defined in the agreement) of the Company or retirement of the grantee, all outstanding SARs will become automatically exercisable in full.
     In addition, on February 10, 2009, the Compensation Committee approved a modification to the form of restricted stock units agreement to govern restricted stock units granted to senior executives under the Plan to provide that (1) restricted stock awards may be settled in cash or shares of Company common stock, as determined by the Compensation Committee in its discretion, and (2) the restricted stock units will not automatically vest and become payable upon retirement.
     The form of stock appreciation rights agreement and the amended form of restricted stock units agreement are filed as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated by reference into this Item 5.02(e).
Item 8.01. Other Events.
     On February 11, 2009, the Company issued a press release announcing strategic initiatives designed to enhance shareholder value. The strategic initiatives are to (1) generate significant cash flow, principally from the sale of approximately 175,000 acres of HBU timberland, (2) reduce outstanding indebtedness of the Company by approximately $150 million, and (3) repurchase up to seven million shares of the Company’s currently outstanding common stock pursuant to a stock repurchase program approved by the Board on February 10, 2009. Under the repurchase program, the Company anticipates that stock will be repurchased from time to time through open market or privately negotiated transactions, subject to market conditions and other factors. Debt reduction and stock repurchases under the repurchase plan will be funded by proceeds from the above-described asset sales.
     The Company also announced that following consideration and evaluation in consultation with its financial and legal advisors, the Board unanimously determined that the proposal from Holland Ware to acquire the Company for $15 per share, in the judgment of the Board, significantly undervalues the Company and its prospects, and is not in the best interest of the Company and its shareholders.
     The press release is filed as Exhibit 99.1 to this Form 8-K.
9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Stock Appreciation Rights Agreement

10.2	Form of Restricted Stock Units Agreement for senior executives

99.1	Press Release dated February 11, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.
Dated: February 12, 2009	By:	/s/ David M. Grimm
		Name:	David M. Grimm
		Title:	Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Stock Appreciation Rights Agreement

10.2	Form of Restricted Stock Units Agreement for senior executives

99.1	Press Release dated February 11, 2009